CHARTER OF THE COMPENSATION COMMITTEE OF

RESEARCH FRONTIERS INCORPORATED

I. Purpose

The Compensation Committee (the "Compensation Committee") of the Board of Directors (the "Board") of Research Frontiers Incorporated, a Delaware corporation (the "Company"), shall have direct responsibility for the compensation of the Company's executive officers (including the Company's chief executive officer), and for incentive compensation, equity-based plans and pension plans as further provided in this Charter. For this purpose, compensation shall include:

  annual base salary;

  annual incentive opportunity;

  stock option and/or other equity participation plans;

  profit-sharing plans;

  long-term incentive opportunity;

  the terms of employment agreements, severance arrangements, change in control agreements and other similar agreements, in each case as, when and if appropriate;

  any special or supplemental benefits;

  pension rights; and

  any other payments that are deemed compensation under applicable rules and regulations of the Securities and Exchange Commission (the "SEC") and the NASDAQ Stock Market (the "NASDAQ").

II. Organization

The Compensation Committee shall consist of three or more directors, each of whom shall be "independent" in accordance with applicable law, including the rules of NASDAQ, subject to any applicable exceptions therein.

The members of the Compensation Committee shall be appointed by the Board. Members of the Compensation Committee may be removed at any time by action of the Board. The Compensation Committee's chairperson shall be appointed by the Board. The Compensation Committee's chairperson will preside at each meeting and, in consultation with the other members of the Compensation Committee, will set the frequency and length of each meeting and the agenda of items to be addressed at each meeting.

The Compensation Committee may form and delegate authority to subcommittees when appropriate, provided that the subcommittees are composed entirely of directors who satisfy the applicable independence requirements of the NASDAQ.

If at any time the Compensation Committee includes a member who is not a "non-employee director" ("Non-Employee Director") within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), then either a subcommittee comprised entirely of individuals who are Non-Employee Directors or the Board of Directors of the Company shall approve any grants made to any individual who is subject to liability under Section 16 of the Exchange Act.

If at any time the Compensation Committee includes a member who is not an "outside director" ("Outside Director") within the meaning of Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), then a subcommittee comprised entirely of two or more individuals who are Outside Directors shall approve any grants made to any individual the deductibility of whose compensation the Compensation Committee determines is or could be affected by Section 162(m) of the Code.

III. Meetings

The Compensation Committee shall meet at least once per year, or more frequently as circumstances require. Meetings shall be called by the chairperson of the Compensation Committee or, if there is no chairperson, by a majority of the members of the Compensation Committee. Members of the Compensation Committee may participate in meetings by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation will constitute presence in person at such meeting.

IV. Authority and Responsibilities

The Compensation Committee direct responsibilities include reviewing and approving the compensation of Company's executive officers (including the Company's chief executive officer). No executive officer may be present during voting or deliberations relating to his or her compensation.

To fulfill its responsibilities, the Compensation Committee shall have the authority, in its sole discretion, to retain (or obtain the advice of) any, compensation consultant, legal counsel or other advisers (referred to collectively as “advisers”) to assist it in the performance of its duties, only after taking into consideration the factors specified in NASDAQ Listing Rule 5605(d)(3) or any successor provision. However, nothing in this provision requires that any advisers be independent. The Compensation Committee need not conduct this independence assessment with respect to (a) in-house legal counsel; or (b) any adviser whose role is limited to (i) consulting on any broad-based plan that does not discriminate in scope, terms, or operation in favor of executive officers or directors of the Company and that is available generally to all salaried employees; or (ii) providing information that either is not customized for a particular company or that is customized based on parameters that are not developed by the adviser and about which the adviser does not provide advice. The Compensation Committee shall have direct responsibility for the appointment, compensation and oversight of the work of any advisers engaged for the purpose of advising the Compensation Committee, and such advisers shall report directly, and be accountable, to the Compensation Committee. The Compensation Committee shall have sole authority to approve the reasonable fees and the other terms and conditions of such engagement, including authority to terminate the engagement. The Company must provide for appropriate funding, as determined by the Compensation Committee, for payment of reasonable compensation to any such adviser retained by the Compensation Committee. Nothing in this provision requires the Compensation Committee to implement or act consistently with the advice or recommendations of any adviser or affects the ability or obligation of the Compensation Committee to exercise its own judgment in fulfillment of its duties.

The Compensation Committee shall: (1) review and reassess the adequacy of this Charter annually and recommend to the Board any changes deemed appropriate by the Compensation Committee, (2) report regularly to the Board, and (3) perform any other activities consistent with this Charter, the Company's bylaws and governing law, as the Compensation Committee or the Board deems necessary or appropriate.

Nothing in this Charter shall preclude the Board from discussing CEO or non-CEO compensation generally or any other subject. The foregoing responsibilities and duties set forth in this Charter should serve as a guide only, with the express understanding that the Compensation Committee may carry out additional responsibilities and duties and adopt additional policies and procedures as may be necessary in light of any changing business, legislative, regulatory, legal or other conditions.

V. Disclosure of Charter

This Charter will be made available on the Company's Web site at "www.smartglass.com".